Exhibit 99.1

Farmer Bros. Co. Reports Third Quarter Fiscal 2016 Financial Results
Fort Worth, Texas--(GLOBE NEWSWIRE)—May 5, 2016—Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for the third quarter ended March 31, 2016.

Third Quarter Fiscal 2016 Highlights:

•	Net sales increased 1.5% to $134.5 million in the third quarter of fiscal 2016, as compared to the prior year period;

•	Gross profit increased 12.9% to $52.6 million and gross margin increased to 39.1% in the third quarter of fiscal 2016, as compared to the prior year period;

•	Net income was $1.2 million, or $0.07 per diluted common share, in the third quarter of fiscal 2016, as compared to net loss of $2.6 million, or $0.16 per common share, in the prior year period;

•
Non-GAAP net income and Non-GAAP net income per diluted common share in the third quarter of fiscal 2016 were $4.0 million and $0.24, respectively, as compared to $1.1 million and $0.07, respectively, in the prior year period; and

•	Adjusted EBITDA and Adjusted EBITDA Margin in the third quarter of fiscal 2016 were $10.2 million and 7.6%, respectively, as compared to $8.9 million and 6.7%, respectively, in the prior year period.
The foregoing non-GAAP financial measures are reconciled to their corresponding GAAP measures at the end of this press release.

Third Quarter Fiscal 2016 Results:
Net sales in the third quarter of fiscal 2016 increased $2.0 million, or 1.5%, to $134.5 million from $132.5 million in the third quarter of the prior fiscal year primarily due to an increase in net sales of our coffee (roast & ground) and spice products, resulting from higher volumes sold, and an increase in net sales of culinary and other beverages, resulting from pricing and product mix changes compared to the same period in the prior fiscal year. In the third quarter of fiscal 2016, green coffee processed and sold was approximately 22.8 million pounds, compared to approximately 20.9 million pounds in the third quarter of fiscal 2015, up 9% versus the same period in the prior fiscal year.
Gross profit in the third quarter of fiscal 2016 increased $6.0 million, or 12.9%, to $52.6 million as compared to $46.6 million in the third quarter of fiscal 2015. Gross margin increased 400 basis points to 39.1% in the third quarter of fiscal 2016 from 35.1% in the third quarter of fiscal 2015. The increase in gross profit was due to the increase in net sales as well as due to the decrease in cost of goods sold. The decrease in cost of goods sold was primarily due to lower coffee commodity costs compared to the same period in the prior fiscal year, increased supply chain efficiencies realized primarily through the consolidation of our former Torrance coffee production volumes into our Houston manufacturing facility, and other supply chain improvements. Gross profit in the third quarter of fiscal 2016 and 2015, respectively, also included the beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.8 million and $0.7 million.
Michael H. Keown, President and CEO said, “We are pleased with the results of this quarter as we returned to strong coffee pound growth (9%) while continuing to see significant improvements in supply chain management.  Overall, we feel good about the quarter results, and are optimistic about the future.”
Operating expenses in the third quarter of fiscal 2016 increased $4.3 million to $52.3 million, or 38.9% of net sales, as compared to $48.0 million, or 36.2% of net sales, in the third quarter of the prior fiscal year primarily due to a $4.4 million increase in general and administrative expenses and a $0.8 million increase in selling expenses partially offset by a $0.4 million decrease in restructuring and other transition expenses relating to the Company's corporate relocation plan. The increase in general and administrative expenses in the third quarter of fiscal 2016 was primarily due to higher accrual for incentive compensation to eligible employees as compared to a reduction in accrual for incentive compensation to eligible employees in the prior year period and an increase in retiree medical costs. The increase in selling expenses in the third quarter of fiscal 2016 was primarily due to higher accrual for incentive compensation to eligible employees and an increase in expenses due to a minor realignment of the DSD operations, as compared to a reduction in accrual for incentive compensation to eligible employees in the prior year period, partially offset by lower fuel, freight and depreciation expense.
Income from operations in the third quarter of fiscal 2016 was $0.3 million as compared to loss from operations of $1.4 million in the third quarter of the prior fiscal year, primarily due to the increase in gross profit, partially offset by higher general and administrative expenses and selling expenses.
Total other income in the third quarter of fiscal 2016 was $0.9 million, which included interest expense of $0.1 million and $0.4 million in miscellaneous income, while total other expense in the third quarter of the prior fiscal year was $1.4 million, which included $0.5 million in interest expense and $1.8 million in net losses on coffee-related derivative instruments.

As a result, net income in the third quarter of fiscal 2016 was $1.2 million, or $0.07 per diluted common share, compared to net loss of $2.6 million, or $0.16 per common share, in the third quarter of the prior fiscal year.
Non-GAAP Financial Measures:
Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.
Non-GAAP net income in the third quarter of fiscal 2016 was $4.0 million, as compared to $1.1 million in the prior year period. Non-GAAP net income per diluted common share was $0.24 in the third quarter of fiscal 2016, as compared to Non-GAAP net income per diluted common share of $0.07 in the prior year period.
Adjusted EBITDA increased to $10.2 million in the third quarter of fiscal 2016, from $8.9 million in the prior year period, and Adjusted EBITDA Margin increased to 7.6% in the third quarter of fiscal 2016, from 6.7% in the prior year period.
Treasurer and CFO, Isaac N. Johnston, Jr. said, “Pound growth was strong and gross margin improvement was very robust in the quarter, offset by higher operating costs from performance-based incentives, compared to a reduction in performance-based incentives in the same quarter prior year.  Overall, we are very pleased with the results in the quarter.”

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, and distributor of tea and culinary products. The Company's customers include restaurants, hotels, casinos, offices, quick service restaurants (“QSRs”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffeehouse channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.
Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2015 and has approximately 1,700 employees nationwide. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.

Investor Conference Call
Michael H. Keown, President and CEO, and Isaac N. Johnston, Jr., Treasurer and CFO, will host an investor conference call today, May 5, 2016, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s results for the third quarter ended March 31, 2016 and to provide an update on the Company's third quarter events.  The call will be open to all interested investors through a live audio web broadcast via the Internet at—-http://edge.media-server.com/m/p/g4f7tx6o/lan/en—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing (844) 423-9890. The passcode/ID is 96487431 within the U.S. and Canada.
The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements
Certain statements contained in this press release, including the Company’s plans and expectations regarding the corporate relocation plan, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the timing and success of implementation of the Company's corporate relocation plan, the successful completion of the sale of the Company’s Torrance facility, the diversion of management time on the corporate relocation plan and other transaction-related issues, the timing and success of the Company in realizing estimated savings from third party logistics and vendor managed inventory, the realization of the Company’s cost savings estimates, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net sales	$134,468	$132,507	$410,220	$413,300
Cost of goods sold	81,908	85,938	254,173	265,468
Gross profit	52,560	46,569	156,047	147,832
Selling expenses	38,447	37,653	112,741	115,702
General and administrative expenses	10,977	6,618	29,951	22,513
Restructuring and other transition expenses	3,169	3,596	13,855	4,570
Net gain from sale of spice assets	(335)	—	(5,441)	—
Net (gains) losses from sales of assets	(4)	107	(163)	346
Operating expenses	52,254	47,974	150,943	143,131
Income (loss) from operations	306	(1,405)	5,104	4,701
Other income (expense):
Dividend income	288	294	840	879
Interest income	139	364	359	543
Interest expense	(111)	(474)	(341)	(889)
Other, net	613	(1,569)	35	(2,163)
Total other income (expense)	929	(1,385)	893	(1,630)
Income (loss) before taxes	1,235	(2,790)	5,997	3,071
Income tax expense (benefit)	43	(218)	318	232
Net income (loss)	$1,192	$(2,572)	$5,679	$2,839
Net income (loss) per common share—basic	$0.07	$(0.16)	$0.34	$0.18
Net income (loss) per common share—diluted	$0.07	$(0.16)	$0.34	$0.17
Weighted average common shares outstanding—basic	16,539,479	16,223,981	16,486,469	16,200,747
Weighted average common shares outstanding—diluted	16,647,415	16,223,981	16,614,275	16,343,138

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	March 31, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$13,330	$15,160
Restricted cash	—	1,002
Short-term investments	24,814	23,665
Accounts and notes receivable, net	46,568	40,161
Inventories	54,550	50,522
Income tax receivable	605	535
Short-term derivative assets	1,039	—
Prepaid expenses	4,091	4,640
Assets held for sale	9,326	—
Total current assets	154,323	135,685
Property, plant and equipment, net	100,871	90,201
Goodwill and intangible assets, net	6,541	6,691
Other assets	7,815	7,615
Deferred income taxes	751	751
Total assets	$270,301	$240,943
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,186	$27,023
Accrued payroll expenses	22,863	23,005
Short-term borrowings under revolving credit facility	307	78
Short-term obligations under capital leases	1,871	3,249
Short-term derivative liabilities	—	3,977
Deferred income taxes	1,390	1,390
Other current liabilities	6,941	6,152
Total current liabilities	60,558	64,874
Accrued pension liabilities	47,215	47,871
Accrued postretirement benefits	23,087	23,471
Accrued workers’ compensation liabilities	11,383	10,964
Other long-term liabilities—capital leases	1,247	2,599
Other long-term liabilities	19,254	225
Deferred income taxes	1,000	928
Total liabilities	$163,744	$150,932
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	$—	$—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,769,029 and 16,658,148 issued and outstanding at March 31, 2016 and June 30, 2015, respectively	16,769	16,658
Additional paid-in capital	38,171	38,143
Retained earnings	112,543	106,864
Unearned ESOP shares	(6,434)	(11,234)
Accumulated other comprehensive loss	(54,492)	(60,420)
Total stockholders’ equity	$106,557	$90,011
Total liabilities and stockholders’ equity	$270,301	$240,943

Non-GAAP Financial Measures
In addition to net income determined in accordance with GAAP, we use the following non-GAAP financial measures in assessing our operating performance:
“Non-GAAP net income” is defined as net income excluding the impact of:
•restructuring and other transition expenses, net of tax; and
•net gains and losses from sales of assets, net of tax.
“Non-GAAP net income per diluted common share” is defined as Non-GAAP net income divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.
“Adjusted EBITDA” is defined as net income excluding the impact of:
•income taxes;
•interest expense;
•depreciation and amortization expense;
•ESOP and share-based compensation expense;
•non-cash impairment losses;
•non-cash pension withdrawal expense;
•other similar non-cash expenses;
•restructuring and other transition expenses; and
•net gains and losses from sales of assets.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to the Company's corporate relocation plan, consisting primarily of employee retention and separation benefits, facility-related costs and other related costs such as travel, legal, consulting and other professional services.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets. In the fourth quarter of fiscal 2015, we modified previously reported non-GAAP financial measures to exclude net gains and losses on sales of assets because we believe these gains and losses are not reflective of our ongoing operating results. As a result, we began referring to the measures previously titled “Net income excluding restructuring and other transition expenses” and “Net income excluding restructuring and other transition expenses per common share-diluted” as “Non-GAAP net income” and “Non-GAAP net income per diluted common share.” In addition, we redefined “Adjusted EBITDA” to also exclude net gains and losses from sales of assets. The historical presentation of these measures has been recast to conform to the revised definitions and the current year presentation. Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA, Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net income (loss) to Non-GAAP net income, and reported net income per common share—diluted to Non-GAAP net income per diluted common share (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
($ in thousands, except per share data)	2016	2015	2016	2015
Net income (loss), as reported(1)	$1,192	$(2,572)	$5,679	$2,839
Restructuring and other transition expenses, net of tax of zero	3,169	3,596	13,855	4,570
Net gain from sale of spice assets, net of tax of zero	(335)	—	(5,441)	—
Net (gains) losses from sales of assets, net of tax of zero	(4)	107	(163)	346
Non-GAAP net income	$4,022	$1,131	$13,930	$7,755
Net income (loss) per common share—diluted, as reported	$0.07	$(0.16)	$0.34	$0.17
Impact of restructuring and other transition expenses, net of tax of zero	$0.19	$0.22	$0.83	$0.28
Impact of net gain from sale of spice assets, net of tax of zero	$(0.02)	$—	$(0.32)	$—
Impact of (gains) losses from sales of assets, net of tax of zero	$—	$0.01	$(0.01)	$0.02
Non-GAAP net income per diluted common share	$0.24	$0.07	$0.84	$0.47
____________
(1) Includes $0.8 million and $0.7 million in beneficial effect of liquidation of LIFO inventory quantities in the three months ended March 31, 2016 and 2015, respectively. Includes $1.1 million and $3.2 million in beneficial effect of liquidation of LIFO inventory quantities in the nine months ended March 31, 2016 and 2015, respectively.

Set forth below is a reconciliation of reported net income (loss) to Adjusted EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
($ in thousands)	2016	2015	2016	2015
Net income (loss), as reported(1)	$1,192	$(2,572)	$5,679	$2,839
Income tax expense (benefit)	43	(218)	318	232
Interest expense	111	474	341	889
Depreciation and amortization expense(2)	5,234	6,135	15,721	18,554
ESOP and share-based compensation expense	837	1,414	3,488	4,294
Restructuring and other transition expenses(3)	3,169	3,596	13,855	4,570
Net gain from sale of spice assets	(335)	—	(5,441)	—
Net (gains) losses from sales of assets	(4)	107	(163)	346
Adjusted EBITDA	$10,247	$8,936	$33,798	$31,724
Adjusted EBITDA Margin	7.6%	6.7%	8.2%	7.7%
____________
(1) Includes $0.8 million and $0.7 million in beneficial effect of liquidation of LIFO inventory quantities in the three months ended March 31, 2016 and 2015, respectively. Includes $1.1 million and $3.2 million in beneficial effect of liquidation of LIFO inventory quantities in the nine months ended March 31, 2016 and 2015, respectively.
(2) Excludes in the three and nine months ended March 31, 2016, respectively, $0.2 million and $0.8 million in depreciation expense associated with the Torrance production facility resulting from the consolidation of coffee production operations with the Houston and Portland production facilities.
(3) Includes in the three and nine months ended March 31, 2016, respectively, $0.2 million and $0.8 million in depreciation expense associated with the Torrance production facility resulting from the consolidation of coffee production operations with the Houston and Portland production facilities.

Investor Contact:
Isaac N. Johnston, Jr.
(682) 549-6663